 EXHIBIT 1A-6.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this 1st day of January, 2018 by and between Tropical Racing, Inc., a Florida Corporation ("Employer") and Troy Levy, ("Employee").

In consideration of the mutual covenants and promises contained in this Agreement as set forth below, the Employer and the Employee agree as follows:

Section 1. Employment of the Employee. The Employer employs the Employee to act as the President and Treasurer of the Employer, and the Employee shall also become a member of the Board of Directors to serve in such capacities until the earlier of his death, disability, dismissal, resignation or retirement. The Employee represents that he is lawfully permitted to accept employment in the United States of America.

Section 2. Effective Date. This Agreement will become effective on January 1, 2018. The Agreement shall have an initial term of one year and shall renew automatically in one year increments unless cancelled. The Employee may resign at any time from any position which he then currently holds.

Section 3. Compensation. The Employer shall pay the Employee the following compensation:

a. A base salary of $156,000 U.S. Dollars per annum, paid bi-weekly in 26 equal installments. The Employee shall be paid on a W-9 and not on Form 1099, and is not an independent contractor. The Employee shall receive, subject to Board approval, a regular increase on the anniversary date for each year of employment. Under no circumstance shall the annual increase be less than the annual rate of inflation.

b. The Employee shall also receive such additional compensation, in a form and amount to be approved by the Board, at such time as the Board shall grant such additional compensation. The Employee has been granted common stock in the Employer as an incident to his acceptance of this employment.

If this Agreement is terminated, the Employee shall be entitled to: all salary and benefits accrued to the date of termination.

c. Reimbursement shall be made for all expenses associated with the duties assigned to the Employee. The Employee shall submit an expense account as required by the Employer. Payment by the Employer shall be in accordance with the established Employer policy. No advance approval is required for any expense. The Employee is entitled to First Class airfare.

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Section 4. The Employee's Responsibilities. The Employee shall devote full time and best efforts to promote the business of the Employer. The Employee may accept any other employment he deems advisable during the term of this Agreement so long as his duties to the Employer are fulfilled.

The Employee shall furnish the following information to the Employer:

a. Current activities of the Employee by reports as specified by the Employer.

b. Contents of all correspondence concerning the business.

Service to the Employer shall include, but not be limited to, the following:

a. Regular attendance at any of the Employer's meetings.

b. Communication of the Employer's policies to other employees and investors.

c. Visits to the Employer's facilities, as required.

d. Cooperation with the Employer's personnel.

e. Investigation and handling of investor and employee problems and complaints.

f. Prompt handling of inquiries and correspondence.

g. Speedy follow-up of all inquiries received from the Employer.

Section 5. Employer's Responsibility to the Employee. The Employer shall furnish the following information and assistance to the Employee:

a. Pay all salary, additional compensation, and reimbursement in a timely manner.

b. Share contents of important correspondence concerning the business.

c. Make available to the Employee participation in any and all benefit programs which the Employer shall initiate, including health insurance, dental insurance, vision insurance, short term disability insurance, long term disability insurance, life insurance, profit sharing plans, stock grants, stock options, and any other benefits programs.

Section 6. Vacation and Holidays. The Employee shall accrue six weeks of vacation leave on an annual basis. The first six weeks of vacation shall accrue during the first 52 weeks of employment. The Employee has unlimited sick leave, however subject to the activation of any short term or long term disability insurance policies.

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Section 7. Automobile Allowance. The Employee shall receive an automobile allowance, for lease or purchase of an automobile, including insurance, parking, taxes, and fuel, of $1500 per month. This allowance shall be adjusted as necessary by the Board, but may never be reduced. The Employer shall pay all taxes on this allowance.

Section 8. Termination. This Agreement may be terminated by:

a. Mutual agreement of the Employee and the Employer.

b. Written notice of either party to the other party of an intention to terminate the Agreement. Any such written notice shall serve automatically to terminate this Agreement thirty days after the date such notice is sent from Employer to Employee.

c. The Employer shall not terminate this Agreement for cause unless the Employee is guilty of a violation of criminal law while acting for the Employer, or for gross negligence or malfeasance as regards the business of the Employer, and in any event may not be terminated for cause without the affirmative vote of 100% of the members of the Board of Directors.

Section 9. Office Relocation. Should the Employer move it’s office, or reassign the Employee to an office, more than 25 miles from the office occupied on the date this Agreement is executed, the Employer shall pay all of the expenses associated with moving the Employee and his household to the new location or the immediate area adjoining the new location.

Section 10. Authority. The Employee shall have the right and authority, either express or implied, to assume or create, on behalf of the Employer, any obligation or responsibility of any kind or nature related to the business of the Employer.

Section 11. Indemnification. The Employer agrees to indemnify and hold harmless the Employee, from and against any and all claims, damages, losses, and expenses, including reasonable attorney's fees, arising out of the Employee's employment by the Employer, to the fullest extent permitted by law. The Employer agrees to purchase a policy of errors and omissions insurance for the Employee at the expense of the Employer.

Section 12. Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

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Section 13. Entire Agreement, Accrual. This Agreement contains the complete Agreement between the parties and shall supersede all other agreements, either oral or written, between the parties. The parties stipulate that neither of them has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that they have relied on their own judgments in entering into this Agreement. No permission given by the Employee to the Employer to accrue his salary, additional compensation, or benefits, shall serve as a waiver by the Employee to his right to demand payment of such compensation in the future.

Section 14. Assignment. Neither party to this Agreement may assign their rights under this Agreement unless the other party so consents to the assignment in writing.

Section 15. Governing Law. The laws of the State of Florida shall govern this Agreement

Section 16. Attorney's Fees. Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the rights and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's Fees and Cost. Upon notice to the Employer, the Employer shall pay for a legal opinion, sufficient in form, such that any restrictive legend placed upon the common stock being granted to the Employee may be removed.

Section 17. Venue Any controversy arising out of or relating to this Agreement or any modification or extension thereof, including any claim for damages and/or recession, shall be settled in Broward County, Florida courts. This section shall survive the termination of this Agreement.

Section 18. Amendment. Any modification, amendment or change of this Agreement will be effective only if it is in a writing signed by both Parties.

Section 19. Headings. The titles to the paragraphs of this Agreement are solely for the convenience of the Parties and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on this

1st day of January, 2018.

EMPLOYEE:
/s/ Troy Levy
Troy Levy

EMPLOYER:

/s/ Troy Levy
Authorized Signature

ATTESTATION:

Don A. Paradiso, Esq.
Acting Secretary

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